Exhibit 4.30-b

                  EXTENSION AND AMENDMENT AGREEMENT AND CONSENT



     This extension and amendment agreement and consent (this "Amendment") is made as of November 20, 2002, between National Westminster Bank Plc (the "Bank") and Keyspan Generation LLC (the "Company"), with respect to that certain letter of credit issued by the Bank in connection with those certain New York State Energy Research and Development Authority Electric Facilities Revenue Bonds (KeySpan Generation Project) 1997 Series A (KeySpan Generation Projects) (the "Letter of Credit"), pursuant to a Letter of Credit and Reimbursement Agreement dated as of December 1, 2000 (as amended, the "Agreement") between the Bank and the Company. Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Agreement.

     1. Pursuant to Section 2.1 (b) of the Agreement, the Company has requested a waiver of the notice provisions with respect to the extension of the Letter of Credit and also requested an extension of the Stated Termination Date as of the date hereof from Dec 11, 2002 to Dec 11, 2003, and the Bank, subject to the execution of this Amendment and satisfaction of the terms and conditions hereof, is willing to so extend the Stated Termination Date pursuant to an amendment of the Letter of Credit in the form of Exhibit "A" hereto.

     2. In connection with such request the Company agrees to pay to the Bank all fees and expenses as set forth in Section 2.6 of the Agreement, and to pay to the Bank on the date hereof a renewal fee of $13,528.00 and allocated internal costs of $1,500.00.

3. The Agreement is amended as follows:

a. Section 1.1 of the Agreement is amended by deleting the following defined terms therein and their respective definitions:

     "ABR Loans, Applicable Margin, Board, Borrowing, Borrowing Conditions, Borrowing Date, Eurocurrency Reserve Requirement, Eurodollar Base Rate, Eurodollar Loans, Eurodollar Rate, Final Maturity Date, Interest Payment Date, Interest Period, Loans, and Type";

     and by amending the following definitions by amending and restating them in their entirety as follows:

     ""Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close."

     "Obligations" shall mean all obligations and liabilities of the Company to the Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Bank that are required to be paid by the Company pursuant hereto) or otherwise."

b. Section 2.2 of the Agreement is amended by amending and restating it in its entirety as follows:

     "Section 2.2 Agreement to Reimburse the Bank for Letter of Credit Payments.


     (a) Reimbursement by Company. The Company hereby agrees to reimburse and pay to the Bank, on the date each payment or disbursement is made by the Bank under the Letter of Credit honoring any demand for payment made by the

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     Trustee  thereunder  (including  amounts in respect of the reinstatement of the Interest Component (as defined in the Letter or Credit) at the election of the Bank notwithstanding any failure of the Company to reimburse the Bank for any previous drawing to pay interest on the Bonds), an amount equal to such payment or disbursement. Any amount not so paid on such date shall bear interest, payable on demand, in accordance with Section 2.5(c)(ii).

     (b) Reimbursement Obligation Absolute and Unconditional. The Company's obligation to reimburse the Bank when due for payments and disbursements made by the Bank under the Letter of Credit shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Company may have or have had against the Bank, including, without limitation, any counterclaim or defense which is based upon (i) the failure of such demand for payment to conform to the terms of the Letter of Credit, (ii) any failure of the Issuer or the Company to receive all or any part of the proceeds of the sale of the Bonds, (iii) any non-application or misapplication by the Issuer, the Trustee or any other person of the proceeds of such demand for payment or (iv) the illegality, invalidity, irregularity or unenforceability of the Bonds or the Letter of Credit; provided, however, that (A) the Company shall not be obligated to reimburse the Bank for any wrongful payment or disbursement made by the Bank under the Letter of Credit as a result of acts or omissions constituting intentional or willful misconduct on the part of the Bank or any of its officers, employees or agents, and (B) except as specifically provided herein, the Company does not waive any legal rights to which it is entitled."

c. Section 2.3 of the Agreement is amended by amending and restating it in its entirety as follows:

     "Section 2.3 Intentionally Deleted."

d. Section 2.4 of the Agreement is amended by amending and restating it in its entirety as follows:

     "Section 2.4 Change of Control.(a) Upon the occurrence of a Change of Control, whether arising through the exercise of the LIPA Option or otherwise, the Company shall immediately use its best efforts to cause the Letter of Credit to be terminated and returned to the Bank, or failing that, the Company shall immediately deposit with, and under the exclusive dominion and control of, the Bank cash of an amount equal to the Stated Amount of the Letter of Credit as cash collateral for the Company's contingent obligation to reimburse the Bank for any subsequent amount paid or disbursed by the Bank under the Letter of Credit. For the avoidance of doubt, the foregoing obligation to cash collateralize the Company's reimbursement obligation shall not affect such reimbursement obligations, which shall remain in full force and effect. The Company agrees to execute such documents and take all such other steps as the Bank shall require to create and perfect a security interest in such cash collateral in favor of the Bank for such purposes."

e. Section 2.5 of the Agreement is amended by amending and restating it in its entirety as follows:

     "Section 2.5 Interest.(b) If all or a portion of any fee or other amount payable hereunder including any amount to be reimbursed under Section 2.2(a) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest, payable on demand, at a rate per annum equal to the ABR plus 2%, in each case from the date due until paid in full."

f.   Section 2.6 of the Agreement is amended by deleting subpart (d) thereof.


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



g. Section 2.7 of the Agreement is amended by amending and restating it in its entirety as follows:

     "Section 2.7 Computation of Interest and Fees. (c) (a) Fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, and interest payable hereunder shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Bank shall as soon as practicable notify the Company of the effective date and the amount of each such change in interest rate. Each determination of an interest rate by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Company in the absence of manifest error."

h. Section 2.8 of the Agreement is amended by amending and restating it in its entirety as follows:

     "Section 2.8 Intentionally Deleted."


i. Section 2.9 of the Agreement is amended by amending and restating it in its entirety as follows:

     "Section 2.9 Payments. (d) (a) All payments (including prepayments) to be made by the Company hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Bank, at the office specified in Section 8.2 (and such account as the Bank shall have notified to the Company) (or as otherwise notified to the Company by the Bank), in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the applicable rate during such extension."

j. Section 2.10 of the Agreement is amended by amending and restating it in its entirety as follows:


     "Section 2.10 Requirements of Law. (a) If the Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Bank or any corporation controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date of this Agreement shall have the effect of reducing the rate of return on the Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which the Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, after submission by the Bank to the Company of a written request therefor, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction; provided that the Company shall not be required to compensate the Bank pursuant to this paragraph for any amounts incurred more than six months prior to the date that the Bank notifies the Company of the Bank's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.


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


          (b) A certificate as to any additional amounts payable pursuant to this Section submitted by the Bank to the Company shall be conclusive in the absence of manifest error. The obligations of the Company pursuant to this Section shall survive the termination of this Agreement and the payment of amounts payable hereunder."

(k)  Section 2.12 and Section 2.13 are deleted in their entirety.

(l) Section 6.1(a)of the Agreement is amended by amending and restating it in its entirety as follows:

     "(a) (i) the Company shall fail to pay to make any reimbursement payment under Section 2.2(a) when due in accordance therewith; or (ii) the Company shall fail to pay any other amount payable hereunder within five days after such other amount becomes due in accordance with the terms of this Agreement; or"

(m) Section 6.2of the Agreement is amended by amending and restating it in its entirety as follows:

     "Section 6.2 Remedies Upon an Event of Default. If any Event of Default shall have occurred and be continuing, the Bank may (i) notify the Trustee of the occurrence and continuance of such Event of Default whereupon the Trustee shall accelerate payment of all the outstanding Bonds and the interest accrued thereon pursuant to and in accordance with Section 10.01 of the Indenture, and notify the Trustee of the Bank's determination to terminate the Letter of Credit on the 12th Business Day following the Trustee's receipt of such notice, and, in either case, provide a copy of such notice to the Company and the Issuer, (ii) if a drawing to pay interest on the Bonds shall have been made under the Letter of Credit (other than such a drawing in respect of the payment of interest upon scheduled or accelerated maturity, or redemption, of the Bonds), notify the Trustee prior to the tenth day following such drawing that the Bank has not been reimbursed for such drawing and that the Interest Component (as defined in the Letter of Credit) in the amount of such drawing will not be reinstated, (iii) require the Company to provide cash collateral in respect of the undrawn portion of the Stated Amount of the Letter of Credit, whereupon the Company shall deposit with the Bank as cash collateral an amount equal to such undrawn portion, (v) exercise all the rights and remedies provided herein; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any of its Subsidiaries under the Federal Bankruptcy Code, all amounts reimbursable pursuant to Section 2.02(a), all interest accrued and unpaid thereon and all other amounts payable hereunder shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company."

(n)  Section 7.3 is deleted in its entirety.

4. The Company reaffirms each of the representations and warranties contained in the Agreement as of the date hereof as though made on the date hereof and reaffirms each of its obligations under the Agreement.

          In witness whereof, the Company and the Bank have executed this Amendment in counterpart copies (all of which shall constitute but one original) as of the date set forth above.


                                           KEYSPAN GENERATION LLC



                                           By: /s/Michael J. Taunton
                                           -------------------------
                                           Name:  Michael J. Taunton
                                           Title: Vice President and Treasurer


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


                                           NATIONAL WESTMINSTER BANK PLC
                                           NEW YORK BRANCH



                                           By:    /s/
                                           --------------------------
                                           Name:  Patricia J. Dundee
                                           Title: Senior Vice President




















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



                                   EXHIBIT "A"



AMENDMENT TO LETTER OF CREDIT

IRREVOCABLE LETTER OF CREDIT
NO. NWB2030

November 27, 2002


The Chase Manhattan Bank
450 W. 33rd Street - 15th Floor
New York, NY 10001


                     ATTENTION: CAPITAL MARKETS FIDUCIARY SERVICES

Dear Sir or Madam:

At the request of Keyspan Generation LLC, we hereby amend our Irrevocable Letter of Credit No. NWB2030 by deleting the Stated Termination Date of December 11, 2002 set forth therein and replacing it with December 11, 2003.

Please acknowledge your receipt of and consent to this amendment by executing the enclosed copy of this amendment and returning it to Ms. Sheila Shaw at the address set forth above.


Very truly yours,


NATIONAL WESTMINSTER BANK PLC, NEW YORK BRANCH



By: /s/
-------------------
Authorized Officer



By: /s/
-------------------
Authorized Officer




Acknowledged and consented to on November __, 2002:

The Chase Manhattan Bank


By: /s/
--------------------
Name:
Title: